Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WINDTREE THERAPEUTICS, INC.

(Pursuant to Sections 228, 242, and 245 of the

General Corporation Law of the State of Delaware)

A.     The Corporation was originally incorporated on November 6, 1992, under the name “Ansan, Inc.” The Corporation changed its name on November 25, 1997, to Discovery Laboratories, Inc. The Corporation changed its name again on April 15, 2016, to Windtree Therapeutics, Inc.

B.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) and restates, integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended.

C.     The text of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE ONE

The name of the corporation (hereinafter called the “Corporation”) is Windtree Therapeutics, Inc.

ARTICLE TWO

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 125,000,000 consisting of 120,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The Board of Directors may divide the Preferred Stock into any number of series, fix the designation and number of shares of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock. The Board of Directors (within the limits and restrictions of any resolutions adopted by it originally fixing the number of any shares of any series of Preferred Stock) may increase or decrease the number of shares initially fixed for any series, but no such decrease shall reduce the number below the number of shares then outstanding and shares duly reserved for issuance.

ARTICLE FIVE

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power to adopt, amend, repeal, or otherwise alter the Bylaws.

ARTICLE SIX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SEVEN

The Corporation reserves the rights to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE EIGHT

A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article EIGHT, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHT, shall eliminate or reduce the effect of this Article EIGHT in respect of any matter occurring or any cause of action, suit or claim that, but for this Article EIGHT, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.”

IN WITNESS WHEREOF, Windtree Therapeutics, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 15th day of February, 2018.

Windtree Therapeutics, Inc.

By:	/s/ Craig E. Fraser
Craig E. Fraser
President and Chief Executive Officer

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